KRONOS WORLDWIDE, INC.            Contact:  Gregory M. Swalwell
Three Lincoln Centre                        Vice President,  Finance and
5430 LBJ Freeway, Suite 1700                Chief Financial Officer
Dallas, Texas   75240-2697                  (972) 233-1700
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PRESS RELEASE
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(LOGO GOES HERE)


FOR IMMEDIATE RELEASE


          KRONOS WORLDWIDE, INC. ANNOUNCES PRICING OF EURO 90 MILLION
                           PRIVATE PLACEMENT OF ADD-ON
                     SENIOR SECURED NOTES BY ITS SUBSIDIARY
                           KRONOS INTERNATIONAL, INC.

DALLAS, TX - November 18, 2004 - Kronos Worldwide, Inc. (NYSE: KRO) today announced the pricing of a euro 90 million private placement offering by its wholly-owned subsidiary, Kronos International, Inc., of add-on 8.875% Senior Secured Notes due 2009 at the issue price of 107% plus accrued interest from the issue date, which is anticipated to be on or about November 26, 2004. Kronos International, Inc. conducts Kronos Worldwide's titanium dioxide pigments operations in Europe. It is expected that the net proceeds of the offering will be loaned to Kronos Worldwide.

The Notes are being issued as an add-on to Kronos International's previously issued euro 285,000,000 aggregate principal amount of 8.875% Senior Secured Notes due 2009.

The Notes will be sold to qualified institutional buyers in the United States in reliance on Rule 144A and to persons outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "will," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, global economic and political conditions, financial market conditions, changes in foreign currency exchange rates, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), and other risks and uncertainties detailed in our Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.